EXHIBIT 99.1

Aquarius Cannabis Signs Binding Memorandum of Understanding to Acquire SpeedWeed, One of California’s Largest Delivery Services

Company To Acquire SpeedWeed Revenue, Brand, Technology Platform, and 25,000-member Patient Base

SAN JUAN, Puerto Rico., March 31, 2016 /PRNewswire/ -- Aquarius Cannabis (http://www.aquariuscannabis.com/), a U.S.-based branding company in the medical and recreational marijuana industries, today announced that it has signed a binding MOU with the California marijuana delivery service known as SpeedWeed, to acquire all rights, title and interest in all business assets owned by SpeedWeed and its co-founders in connection with the SpeedWeed business (http://www.speedweed.com).

SpeedWeed provides medical marijuana access to more than 25,000 medical marijuana patients in the Los Angeles area, generating more than $2.5M in revenue in 2015. Co-Founders AJ Gentile, Jen Gentile, and Eugene Gentile have operated the business since 2011, growing its brand recognition over the years to one of the premier retailers in California and nationwide, with features in The New York Times, LA Times, CNBC, Forbes, GQ Magazine, The Joe Rogan Experience, and more.

Aquarius will acquire the trade name “SpeedWeed,” all future revenue from the trade name SpeedWeed, SpeedWeed's proprietary software, all data held in that platform, all intellectual property and all operational procedures required to run and expand the SpeedWeed business.

“Aquarius is on a mission to provide patients and consumers with access to quality, safe marijuana products, and with over 25,000 patients in one California market, the SpeedWeed acquisition marks a big step forward for Aquarius in achieving that mission,” Davis Lawyer, CEO of Aquarius Cannabis, stated. “SpeedWeed’s record of success serving patients around the Los Angeles area says to us that SpeedWeed can succeed in any market where patients seek safe, trusted, home delivery of their medical marijuana. We are excited to roll out SpeedWeed in new markets across California in 2016.”

Lawyer continued, “AJ, Jen and Gene are respected entrepreneurs in the industry, as well as prominent advocates for medical marijuana in the national media. We are thrilled to add AJ, Jen, and Gene to the Aquarius team.”

The SpeedWeed owners will receive, at closing, proportionally to their ownership percentage, (i) 16 million shares of common stock in Aquarius, (ii) 3 million warrants to purchase common stock at $0.90 per share, with a 5-year expiration date from the date of closing, and (iii) an additional 3 million warrants, with the same terms, if and when Aquarius closes deal(s) totaling $10M or more for the sale of data gathered by the SpeedWeed platform.

SpeedWeed co-founder and CEO, AJ Gentile, will assume the role of Vice Chairman of the Board of Directors and Chief Technology Officer of Aquarius. Jennifer Gentile, SpeedWeed CMO, will join Aquarius as the Chief Creative Officer, and Eugene Gentile, co-founder of SpeedWeed, will join Aquarius as VP Business Development

“It is said that 'companies are people.' The people behind both SpeedWeed and Aquarius have the same philosophical approach to business: make great products, offer outstanding service, build consumer trust. Now we have the opportunity to take this philosophy to the public markets with another common principle: build shareholder value. SpeedWeed joining Aquarius creates one of the most experienced, talented teams in the industry. This is an exciting and historical moment for our companies,” AJ Gentile, CEO of SpeedWeed, commented.

Aquarius and SpeedWeed have engaged counsel to draft final, definitive agreements governing the transaction. Closing is subject to the completion of due diligence by both parties, including the receipt by Aquarius of PCAOB audited financial statements for SpeedWeed’s three operating entities, and the execution of three (3) year employment agreements between Aquarius and the co-founders of SpeedWeed. Aquarius will not assume any liabilities from the operation of SpeedWeed prior to closing.

Officially launched in 2014, Aquarius Cannabis seeks to create long-term consumer loyalty to pesticide-free marijuana products sold under its brands. The Company launched its first brand, Golden Gateway, in the California medical marijuana market in 2015, which has grown to one of the largest brands of pre-packaged flowers in the state. The Securities and Exchange Commission declared Aquarius Cannabis’ S-1 Registration Statement effective in February, paving the way for public trading of the Company’s stock. The Company’s first flagship brand licensee cultivation facility in California is expected to harvest in Q2 2016.

About Aquarius Cannabis

Aquarius Cannabis Inc. (www.AquariusCannabis.com) is a U.S.-based branding company in the medical and recreational marijuana industries. The Company is focused on building consumer loyalty to exceptional, consistent, and pesticide-free marijuana products that are marketed and sold under brands owned by Aquarius Cannabis. The Company’s first brand, Golden Gateway, is in distribution in California.

For more information about Aquarius Cannabis, please visit www.AquariusCannabis.com (http://www.aquariuscannabis.com/).

About SpeedWeed

SpeedWeed is one of California's largest medical marijuana delivery services in America's fastest-growing industry. Launched in 2011 as a three-person family business, SpeedWeed is now a multi-million dollar company with 45 full time employees including a fleet of 30 drivers servicing over 25,000 members. Innovative technology, activism and industry leadership have made SpeedWeed synonymous with legal, on-demand cannabis delivery. Committed to raising industry standards by providing safe, discreet access to tested, trusted cannabis brands and products, SpeedWeed is the name consumers trust. To learn more, visit speedweed.com. Grow with us.

Forward-Looking Statements

All information presented herein with respect to the existing business and the historical operating results of Aquarius Cannabis and estimates and projections as to future operations are based on materials prepared by the management of Aquarius Cannabis and involve significant elements of subjective judgment and analysis which may or may not be correct. While the information provided herein is believed to be accurate and reliable, Aquarius Cannabis makes no representations or warranties, expressed or implied, as to the accuracy or completeness of such information. In furnishing this information, Aquarius Cannabis reserves the right to amend or replace some or all of the information herein at any time and undertakes no obligation to provide the recipient with access to any additional information. Nothing contained herein is or should be relied upon as a promise or representation as to the future.

This information includes certain statements, estimates and projections provided by Aquarius Cannabis with respect to its anticipated future performance. Such statements, estimates and projections constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward-looking statements. Aquarius Cannabis undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The recipient of this information is cautioned not to place undue reliance on forward-looking statements. No representations or warranties are made as to the accuracy of such forward-looking statements or whether any of the projections included herein will be realized.